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                                EXHIBIT o.(viii)

               Form of Amendment Number 4 to Amended and Restated
                   Rule 18f-3 Plan which added Class C Shares
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                              AMENDMENT NUMBER 4 TO
                      AMENDED AND RESTATED RULE 18f-3 PLAN


         Pursuant to the Rule 18f-3 Multiple Class Plan of The Hartford Mutual Funds, Inc. (formerly ITT Hartford Mutual Funds, Inc.) dated July 22, 1996, as amended and restated as of July 13, 1998 to add Class C Shares (the "Plan"), The Hartford Large Cap Value Fund, The Hartford MidCap Value Fund, The Hartford International Capital Appreciation Fund, The Hartford International Small Company Fund and The Hartford Focus Growth Fund are hereby included as five new Funds. All provisions in the Plan shall apply to The Hartford Large Cap Value Fund, The Hartford MidCap Value Fund, The Hartford International Capital Appreciation Fund, The Hartford International Small Company Fund and The Hartford Focus Growth Fund.